Arlington Asset Investment Corp

Moderator: Kurt Harrington
October 26, 2010
9:00 a.m. Eastern Time

Operator:	Good morning. My name is Bee and I will be your conference operator today. At this time I would like to welcome everyone to the Arlington Asset Third Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise.  After the speakers' remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

Mr. Kurt Harrington, sir, you may begin.

Kurt Harrington:	Thank you very much. Good morning. This is Kurt Harrington, Chief Financial Officer of Arlington Asset.

Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, returns, plans and steps that position the company to realize value and any other guidance on present and future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations and current circumstances.

These factors include but are not limited to change in interest rates, increased cost of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impact of regulatory changes and changes to Fannie Mae and Freddie Mac, availability of opportunities that meet or exceed our risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in mortgage pre-payment speeds, ability to realize book value growth through reflation, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions.

These and other risks are described in the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q that are available from the company and from the SEC and you should read and understand these risks when evaluating any forward-looking statement.

I would now like to turn the call over to Eric Billings for his remarks.

Eric Billings:
Thank you, Kurt.  Good morning and welcome to the third quarter earnings call for Arlington Asset Investment Corp.  I'm Eric Billings, Chief Executive Officer of Arlington Asset.  And joining me on the call today are Rock Tonkel, President and Chief Operating Officer and Kurt Harrington, our Chief Financial Officer.  In addition, we have members of the senior management team attending.  Thank you for joining us today.  We are pleased to speak with you about the progress our company has made.

As you can see from last night's press release, Arlington reported core operating income of $7.7 million or $0.97 per share.  Net cash generated from operations available for reinvestment or for distribution was $15.7 million for the quarter.  Book value was $25.02 per share at September 30th.  Core return on equity was 16 percent for the quarter.

In addition, for the quarter Arlington shareholders experienced $1.81 per share increase in book value after the payment of the $0.60 per share dividend.  The dividend plus the increase in book value resulted in a 10.4 percent return to investors for the quarter or 46.3% on an annualized basis and a 34.7% return for the nine-months ended September 30th.

The company's Board of Directors approved a $0.60 dividend for the third quarter of 2010, up from $0.35 in the second quarter, and the dividend will be paid on October 29th.  This represents a 10 percent dividend yield with significant tax advantages on the Class A common stock closing price of $24.10 yesterday.

The company repurchased 194,000 shares of its Class A common stock during the quarter and 277,000 shares remain available for repurchase under the repurchase program.

Excluding gains the non-agency portfolio yield was 18.2 percent for the quarter.  During the third quarter Arlington benefited from continued positive credit and price performance in the non-agency mortgage-backed security sector.  Values continued to increase in the third quarter and are continuing to reflate toward par value.

During the third quarter we realized $1.9 million of gains from sales of non-agency mortgage-backed securities for a return on capital of 20 percent.  Key credit and prepayment measures in the company's non-agency mortgage-backed security portfolio continued a positive trend for third consecutive quarter.  Total 60-day plus delinquencies in the company's non-agency mortgage-backed security portfolio declined to 19.9 percent at September 30th, and trailing three-month average loss severities on liquidated loans declined to 42.7 percent.  In addition, trailing three month average voluntary prepayment rates, which increased protection to our invested capital and positively impact returns, rose during the third quarter.

At September 30th, the non-agency mortgage-backed security portfolio had approximately 10 percent credit enhancement, an average cost of 48 percent of face value, and repurchase financing of $13 million compared to a market value of $220 million.

We believe those key characteristics provide protection to our invested capital under severe scenarios and offer our shareholders the potential to realize over time significant upside above current tangible book value.

At September 30th, the non-agency mortgage-backed security portfolio had an original average loan size of $585,000, three-month CPR of 16 percent, a weighted average life of 48 months and approximately 40 months to the coupon reset date.  Less than 3 percent of the collateral underlying the company's non-agency portfolio is currently exposed to servicer foreclosure delays in judicial states.

Our OCI related to non-agency portfolio increased by $12 million for the quarter primarily due to an increase in the fair value of the securities.  The assumptions used to value the portfolio at September 30th included a constant default rate of 6 percent, loss severity on liquidated loans of 43 percent, constant prepayment rate of 9 percent and a discount rate of 14 percent.  For example, the 10 percent improvement in each of those assumptions will yield an additional increase in the value of the non-agency portfolio of approximately $29 million.

The company's agency mortgage-backed security portfolio was hedged with Eurodollar futures.  Currently, the hedge spread on that portion of the portfolio exceeds 200 basis points over the term of the swap.

We believe the non-agency mortgage-backed security sector continues to be undervalued and offers the opportunity for attractive risk adjusted returns on new investments as well as the potential for reflation to prices more aligned with other investment alternatives.  For Arlington, the potential for book value growth through reflation is represented by the $194 million discount on the company's non-agency mortgage-backed securities.

The loan average, attractive current asset yields and reflation potential in the company's non-agency mortgage-backed security portfolio approximately equal to current shareholders’ equity, we are optimistic about the company's ability to provide significant potential growth in cash earnings and book value per share going forward.

Operator, I would like to now open the call for questions.

Operator:	Ladies and gentlemen, if you would like to ask a question, please press star, then the number one on your telephone keypad. Again, that's star one. We'll pause for a moment to compile the Q&A roster.

We do have a question from the line of Steve DeLaney.

Rock Tonkel:	Hi Steve.

Steve DeLaney:	Gentlemen, how are you?

Rock Tonkel:	Great.

Steve DeLaney:
A lot of news and talk out there, obviously, in the last I guess month about the foreclosure delay issue, but then also, on the positive side the potential for loan put-backs.  I was just wondering if you could comment briefly on what impact – what actual impact these, you know, extraneous issues are having on the actual trading market and the value of the bonds?  And as that plays out, do you see any possible change in your strategy, or how do you see yourselves, you know, position relative to those two events?

Eric Billings:
Steve, you know, obviously, lots and lots of noise going on in the market around these issues and very, very hard to really determine how much of this is more of a political news induced level of activity versus actual real issues that are going to represent difficulties to the originators and servicers of loans.

It would certainly appear to us in all of the investigations and work that we've done that it's going to be much more on the side of just redoing paperwork, getting other activities corrected and probably not so meaningful as a generalization to most of the industry.  From our perspective, as we said on this discussion, we have three percent of our portfolio, actually less than three percent, that are involved at all in the judicial states.

And the only effect on us, as you would understand, is that to the degree there are delays in foreclosure, it delays some portion of the cash we receive from repayment because, obviously, when a loan is foreclosed to the degree that we have credit enhancement, our firsts received full prepayment to the principal.  So that is a form of prepayment to us.

So in the three percent where there may be slowdowns and foreclosures, if there are any, then it might result in a slowdown in the cash received.  But obviously, those are very, very small numbers and, in fact, really not meaningful at all to the current activity of the company.

As it relates to pricing in the market today, the market continues to be stronger.  There has been no effect on prices of these securities.  They have moved up on the front pays and the back pays have continued to move up and be stronger.  And obviously, in our portfolio, with about a third of it is the front pays.  Those are the only ones that receive immediate prepayment in any case because, obviously, the back pays do not until the front pay portion of that securitization is completely paid off.

So, again, the total exposure is small.  And for the industry we're seeing no negative trends at it relates to pricing or even liquidity or trading activity in the market.  So I think that's our assessment at this point.

Steve DeLaney:	That's helpful, Eric. I appreciate the color. Thanks.

Operator:	And again, ladies and gentlemen, if you would like to ask a question, please press star, then the number one on your telephone keypad at this time. Your next question comes from John Hollander.

John Hollander:	Hey, guys. How are you doing? Congratulations on another quarter.

Rock Tonkel:	Thanks, John.

John Hollander:	Just a quick question. I was hoping you could spend a few minutes on the investment loss line item. I know that's probably related to the hedging, but was hoping to get a little bit more color there.

Rock Tonkel:
That is related to the hedge.  It's simply a function of the fact that of, really two things.  One, given the rally in Treasuries, that had a negative effect on the swap mark.  And on the other hand, for a period of time there, frankly, really more time right around the end of the quarter, mortgages widened.  So, on the one hand, you had value of swaps down, and you have the value of the assets not covering up that downward move in value on the swap.

That’s reversed itself to a significant extent since the end of the quarter.  Obviously, that moves around day to day, minute to minute based on movements in Treasury rates and spreads in mortgages.  Then to date, it’s reversed itself significantly since September 30th.

Eric Billings:	And you understand, John, this is a non-cash activity.

John Hollander:	Yes. Yes, I saw that. Thank you.

Eric Billings:	Yes. OK.

Operator:	And there are no further questions in the queue at this time. I will not turn the call over to the host.

Eric Billings:	Thank you, everybody, for joining us. We appreciate it. And we look forward to speaking with you again next quarter.

Operator:	Thank you, ladies and gentlemen. This does conclude today's conference call. You may now disconnect.

END